Exhibit to Accompany
Item 77J
FORM N-SAR
MARSHALL FUNDS, INC.
(the Funds)

In accordance with the provisions of Statement of Position 93-2, Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies, the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at August 31, 2005, reclassifications (in thousands) were recorded to increase (decrease) paid-in-capital by $(23), $0, $0, $(1,324), $2, $0,
$0, $10, $0 and $(546), increase (decrease) net investment income by $(171), $(19), $(28), $1,324, $1,854,
$1,303, $1,479, $1,774, $(2) and $1,124, and increase
(decrease) accumulated net realized gain (loss) on investments and foreign currency transactions by $194, $19, $28, $0, $(1,856), $(1,303), $(1,479), $(1,784), $2 and $(578) for the Large-Cap
Value, Large-Cap Growth, Mid-Cap Value, Mid-Cap Growth, Small-Cap Growth, International Stock, Government Income, Intermediate Bond, Intermediate Tax-Free and Short-Term Income Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds capital accounts on a tax basis.